Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Names James Xiao as Chief Executive Officer

HAYWARD, CA., August 6, 2025 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), announced today that its Board of Directors has appointed James Xiao as Chief Executive Officer of UCT effective September 2, 2025.
“We are very excited to have Mr. Xiao join UCT at this pivotal time, bringing deep industry expertise, a strong strategic mindset, and a track record of leading high-performance teams through growth and transformation,” said Clarence Granger, Chairman of UCT. “James is an accomplished technology executive in the semiconductor capital equipment industry known for driving multi‑billion‑dollar expansion initiatives and will be responsible for driving UCT’s continued growth.”
Mr. Xiao is a proven technology leader with a successful track record of unlocking value through cutting‑edge technologies, market expansion, and operational excellence. With over two decades of experience in the semiconductor, solar, and display industries, James has led multi‑billion‑dollar business units at Applied Materials, delivering impressive annual growth. He is recognized for transforming complex global operations into high‑performing, revenue‑generating businesses and for delivering measurable margin improvements through strategic change initiatives. James holds a B.S. in Applied Physics from Dalian University of Technology and an MBA from Indiana University’s Kelley School of Business, along with executive leadership training at Stanford University.

About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:
Rhonda Bennetto
SVP Investor Relations
rbennetto@uct.com